Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-91755, 333-52852, 333-132100, 333-161516, 333-75243, and 333-185757 on Form S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843, 333-155495, and 333-184717 on Form S-3 of our reports dated July 31, 2015, relating to the consolidated financial statements of Microsoft Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2015.

/S/    DELOITTE & TOUCHE LLP

Seattle, Washington

July 31, 2015